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Company Contact:                            Investor Contacts:
Delcath Systems, Inc.                       Todd Fromer / Garth Russell
Richard Taney                               KCSA Worldwide
203-323-8668                                (212) 896-1215 / (212) 896-1250
www.delcath.com                             tfromer@kcsa.com / grussell@kcsa.com

Media Contact:
Lewis Goldberg
KCSA Worldwide
(212) 896-1216
lgoldberg@kcsa.com


                                                           FOR IMMEDIATE RELEASE

               Delcath Announces the Resignation of M. S. Koly as
                       Chairman of the Board of Directors


STAMFORD, Conn., January 26, 2007 -- Delcath Systems, Inc. (NASDAQ: DCTH) announced today that M. S. Koly has resigned as Chairman of the Board of Directors and as a Director of the company, effective immediately. The Board will discuss the board vacancy and the appointment of a new Chairman at its next scheduled meeting on Thursday, February 1, 2007.

Richard Taney, CEO of Delcath Systems, stated, "We thank Mr. Koly for his years of service with the company and wish him well in his future endeavors."

About Delcath Systems, Inc.

Delcath Systems is a developer of isolated perfusion technology for organ or region-specific delivery of therapeutic agents. The Company's intellectual property portfolio currently consists of 12 patents on a worldwide basis, including the United States, Europe, Asia and Canada. For more information, please visit the Company's website, www.delcath.com.

This release contains forward-looking statements, which are subject to certain risks and uncertainties that can cause actual results to differ materially from those described. Factors that may cause such differences include, but are not limited to, uncertainties relating to our ability to successfully complete Phase III clinical trials and secure regulatory approval of our current or future drug-delivery system and uncertainties regarding our ability to obtain financial and other resources for any research, development and commercialization activities. These factors, and others, are discussed from time to time in our filings with the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date they are made. We undertake no obligation to publicly update or revise these forward-looking statements to reflect events or circumstances after the date they are made.

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